Exhibit 10.3
LONG-TERM INCENTIVE PLAN OF
CENTERPOINT ENERGY, INC.
STOCK AWARD AGREEMENT
(Without Performance Goal)
          Pursuant to this Award Agreement, Centerpoint Energy, Inc. (the “Company”) hereby grants to «FIRST_NAME» «LAST_NAME» (the “Participant”), an employee of the Company, on [GRANT DATE] (the “Grant Date”), «RS» shares of Common Stock of the Company (the “Stock Award”), pursuant to the Long-Term Incentive Plan of CenterPoint Energy, Inc. (the “Plan”), with such number of shares being subject to adjustment as provided in Section 14 of the Plan, and further subject to the terms, conditions and restrictions described in the Plan and as follows:
          1. Relationship to the Plan; Definitions. This Stock Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:
          “Disability” means that the Participant is both eligible for and in receipt of benefits under the Company’s long-term disability plan.
          “Employment” means employment with the Company or any of its Subsidiaries.
          “Retirement” means termination of Employment on or after attainment of age 55 and with at least five years of service with the Company.
          “Vesting Date” means [DATE]
          “Vesting Period” means the period commencing on the Grant Date and ending on the Vesting Date.
          2. Establishment of Stock Award Account. The grant of shares of Common Stock of the Company pursuant to this Stock Award shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive such shares of Common Stock, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement. Except as otherwise provided in Section 10 of this Award Agreement, the shares of Common Stock credited to the Participant’s bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of such shares of Common Stock on the records of the Company as provided in Section 5 or 6 of this Award Agreement.
          3. Vesting of Stock Award. Unless earlier forfeited or vested in accordance with Section 4 below or receipt of a distribution pursuant to Section 5 below, the Participant’s right to receive 100% of the shares of Common Stock under this Stock Award shall vest on the Vesting Date. The Participant must be in continuous Employment during the Vesting Period in order for the Common Stock to vest; otherwise, all such shares shall be forfeited as of the Participant’s termination date.
          4. Accelerated Vesting and Forfeiture. If, prior to the end of the Vesting Date and prior to the Participant’s receipt of any distribution pursuant to Section 5 below, the Participant’s Employment is terminated due to (a) death, (b) Disability, or (c) Retirement, then, the Participant shall vest in the right to receive a number of the shares of Common Stock determined by multiplying (i) the total number of shares of Common Stock granted under this Award Agreement by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date to the Participant’s termination date, and the denominator of which is the total number of days in the Vesting Period. Such vested shares of Common Stock shall be delivered to the Participant as soon as practicable following the Participant’s termination date. All remaining unvested shares of Common Stock as of the Participant’s termination date shall be forfeited as of such date
          5. Distribution Upon a Change in Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change in Control of the Company, the Participant’s right to receive the unvested shares of Common Stock under this Award Agreement shall be settled by a distribution to the Participant of (a) all shares of Common Stock not previously vested or forfeited pursuant to Section 3 or Section 4 above, plus (b) shares of Common Stock (rounded up to the nearest whole share) having a Fair Market Value equal to the amount of dividends that would have been declared on the number of shares of Common Stock determined under clause (a) above during the period commencing on the Grant Date and ending on the date immediately preceding the date on which the Change in Control occurs, with such shares of Common Stock registered in the name of the Participant and certificates representing such Common Stock to be delivered to the Participant as soon as practicable after the date the Change in Control occurs. In lieu of the foregoing distribution in shares, the Committee, in its sole discretion, may direct that such distribution be made to the Participant in cash equal to (i) the product of (x) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change in Control occurs and (y) the number of shares of Common Stock not previously vested or forfeited pursuant to Section 3 or Section 4 above, plus (ii) the amount of dividends that would have been declared on the number of shares of Common Stock determined under clause (a) above during the period commencing on the Grant Date and ending on the date immediately preceding the date on which the Change in Control occurs, with such cash payment to be made as soon as practicable after the date the Change in Control occurs. Such distribution, whether in the form of shares of Common Stock or, if directed by the Committee, in cash, shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.

          6. Payment of Award. Upon the vesting of the Participant’s right to receive the shares of Common Stock pursuant to Section 3 or Section 4 of this Award Agreement, a number of shares of Common Stock equal to the number of vested shares of Common Stock under this Award Agreement shall be registered in the name of the Participant and certificates representing such Common Stock shall be delivered to the Participant as soon as practicable after the date upon which the Participant’s right to such shares vested according to the provisions of Section 3 or Section 4 above. The Company shall have the right to withhold applicable taxes from any such payment of the Common Stock (including, but not limited to, from any amounts payable as provided in the following paragraph with respect to dividends) or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 11 of the Plan.
          If the Common Stock became vested pursuant to Section 3 or Section 4 above, upon delivery of shares of Common Stock pursuant to the foregoing paragraph of this Section 6, the Participant shall also be entitled to receive a cash payment equal to the sum of all dividends, if any, declared on such shares of Common Stock after the Grant Date but prior to the date such shares of Common Stock are delivered to the Participant.
          7. Confidentiality. The Participant agrees that the terms of this Award Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, financial, tax and legal advisors, or as required by law) by the Participant or his or her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Award Agreement and the Company may elect to revoke the grant made hereunder, seek damages, plus interest and reasonable attorneys’ fees, and take any other lawful actions to enforce this Award Agreement.
          8. Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the Corporate Secretary of CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.
          Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.
          9. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the shares of Common Stock granted under this Stock Award, unless and until the Participant is registered as the holder of such shares of Common Stock.
          10. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the shares of Common Stock are transferable by the Participant to Immediate Family Members, Immediate Family Member trusts, and Immediate Family Member partnerships pursuant to Section 13 of the Plan.
          11. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary, or any successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
          12. Compliance with Section 409A. It is the intent of the Company and the Participant that the provisions of the Plan and this Agreement comply with Section 409A of the Internal Revenue Code and related regulations and Department of the Treasury pronouncements (“Section 409A”). If any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties agree that any such provision will be modified as the Company determines is appropriate to avoid imposition of such excise. In certain circumstances the Company may delay the payment of the Stock Award until a date which is six months and two days after the date of the Participant’s separation from service.
          13. Compliance with Recoupment Policy. Any amounts payable or paid under this Award Agreement are subject to the recoupment policy of the Company as in effect from time to time.
          14. Modification of Award Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.

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